EXHIBIT 99.2

FOR IMMEDIATE RELEASE
CONTACT: John Sztykiel, CEO, or Jim Knapp, CFO
Spartan Motors, Inc. (517) 543-6400
or
Jeff Lambert, Brian Edwards (mail@lambert-edwards.com)
Lambert, Edwards & Associates, Inc. (616) 233-0500

Spartan Motors Announces 500,000 Share Stock Buyback

CHARLOTTE, Michigan, April 24, 2003 - Spartan Motors, Inc. (Nasdaq: SPAR) today announced its board of directors has authorized the repurchase of up to 500,000 shares, or approximately 4 percent, of the Company's outstanding common stock.

The Charlotte, Mich.-based manufacturer of custom motorhome chassis, fire truck chassis and emergency-rescue vehicles said the buyback authorization allows the Company to purchase common stock in open-market transactions over the next 12 months. Spartan Motors reported 12,129,477 weighted average common shares issued and outstanding as of February 18, 2003.

"When we look at the long-term strength of our core markets, the operating improvements we made in 2002 and our 2003 strategic initiatives, the board and senior management team believe Spartan Motors common stock is a wise investment," said John Sztykiel, chief executive officer. "We believe our stock remains undervalued despite the record earnings, improved operations and strong cash flow generated in 2002, as well as the prospects for the future."

About Spartan Motors
Spartan Motors, Inc. (www.spartanmotors.com) designs, engineers and manufactures custom chassis and vehicles for the recreational vehicle, fire truck, ambulance and emergency-rescue markets. The company's brand names - Spartan®, Crimson Fire® and Road Rescue® - are known in their market niches for quality, value, service and being the first to market with innovative products. Spartan Motors employs more than 750 at facilities in Michigan, South Dakota, Alabama, Minnesota and South Carolina and is publicly traded on The NASDAQ Stock Market under the ticker symbol SPAR.

The statements contained in this news release include certain predictions and projections that may be considered "forward-looking statements" by the securities laws. These forward-looking statements are identifiable by words or phrases indicating that the Company or management "expects" or "believes" that a particular result may occur, or similar statement. These statements involve many risks and uncertainties that could cause actual results to differ materially, including but not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices. Additional information about these and other factors that may adversely affect these forward-looking statements are contained in the Company's reports and filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this news release.

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